EXHIBIT 99.1

Corvus Pharmaceuticals Announces Expansion of Renal Cell Carcinoma Cohort in Ongoing Phase 1/1b Clinical Study of Lead Checkpoint Inhibitor CPI-444

-- Cohort Reached Protocol-Predefined Criteria for Expansion
Based on Responses to Single-Agent Treatment --

BURLINGAME, Calif., Jan. 10, 2017 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced that the protocol-predefined criteria for expansion has been reached for the cohort of patients with renal cell carcinoma treated with single-agent CPI-444 in the Company’s ongoing Phase 1/1b study. The size of that cohort will be increased from 14 to 26 patients.

The Phase 1/1b study is evaluating CPI-444, a selective and potent inhibitor of the adenosine A2A receptor, as a single agent and in combination with Genentech’s Tecentriq® (atezolizumab), a humanized monoclonal antibody targeting protein programmed cell death ligand 1 (PD-L1). The study has been enrolling patients ahead of schedule. The first part of the trial (dose-selection) was completed in October 2016, and enrollment of patients in disease-specific cohorts in the second part of the trial is currently underway.

“We are delighted with the progress of the study and encouraged by the early signs of single-agent activity in heavily pre-treated renal cell cancer patients, some of whom were refractory to prior therapy with an anti-PD1 antibody,” said Richard A. Miller, an oncologist and co-founder, president and chief executive officer of Corvus. “If these findings are confirmed with longer follow up and a larger set of patients, we could potentially initiate a registration trial before the end of 2017. That study would evaluate CPI-444 in late-stage renal cancer patients, for whom current treatment options are very limited.”

The protocol-predefined criteria for expansion is the finding of a response (defined as a complete response, partial response or stable disease) in at least one patient in the disease-specific cohort of 14 patients with renal cell cancer. In the initial four patients treated with single agent CPI-444 (in either the dose-selection or disease-specific cohorts), one patient, refractory to prior treatment with anti-PD1, achieved a partial response, two have stable disease, and one has shown tumor progression. A fifth patient (in the dose-selection cohort), refractory to prior treatment with anti-PD1, received CPI-444 in combination with Tecentriq (atezolizumab), and has stable disease. Four of the five patients remain on treatment, with two receiving treatment for more than 30 weeks. All patients had previously failed approved therapies. To date, CPI-444 has been well tolerated when given orally twice daily.

Dr. Miller added, “We have also seen promising evidence of single-agent activity in patients in other disease-specific cohorts, including lung cancer and melanoma. Overall, in 33 patients receiving single agent CPI-444, we have seen 2 partial responses and 12 patients with stable disease. We are collecting data from these cohorts and hope to expand the size of these cohorts in the future.”

Trial Design
The Phase 1/1b trial is designed to examine the activity of CPI-444 as a single agent and in combination with Genentech’s Tecentriq (atezolizumab), an anti-PD-L1 antibody. Patients with non-small cell lung cancer, melanoma, renal cell cancer, triple-negative breast cancer, MSI-H colorectal cancer, head and neck cancer, bladder cancer and prostate cancer who have failed all standard therapies are eligible. The primary endpoints of the study are response rate and duration of clinical benefit (defined as complete response, partial response or stable disease). Patients are treated until disease progression or evidence of grade 3 or 4 toxicity.

The dose-selection part of the study included four cohorts of 12 patients each (N=48) – three cohorts treated with single agent CPI-444 (100 mg twice daily for 14 days; 100 mg twice daily for 28 days; 200 mg once daily for 14 days) and one cohort treated with the combination (CPI-444 50 mg or 100 mg twice daily for 14 days combined with Tecentriq (atezolizumab). A treatment cycle is 28 days. Based on biomarker analyses showing sustained, complete blockade of the adenosine A2A receptor in peripheral blood lymphocytes, and evidence of immune activation in circulating lymphocytes, an optimum single agent and combination dose of 100 mg twice a day for 28 days was selected for the second part of the study. As defined in the protocol, patients in the dose-selection stage of the trial receiving the dose and schedule selected for evaluation in the second part of the study are included in the disease-specific cohort efficacy analysis.

The second part of the study is evaluating CPI-444 as a single agent in five disease-specific cohorts (renal cell, lung, triple-negative breast, melanoma and a category of ‘other’ that includes bladder, MSI-H colorectal cancer and prostate cancer) and CPI-444 in combination with Tecentriq (atezolizumab), in five additional matched disease-specific cohorts. Each of the 10 cohorts is initially enrolling 14 patients but may be expanded based on efficacy as has occurred with the single-agent cohort of patients with renal cell cancer.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s Tecentriq (atezolizumab), an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit: www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, the timing of any future clinical trials, the utility of biomarker data collected and the suitability of the dosing regimen selected for the Company’s Phase 1/1b clinical trial of CPI-444. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission on November 3, 2016, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to utilize biomarker data, select a suitable dosing regimen and demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the results of early clinical trials may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Jason Coloma, Ph.D.
SVP and Chief Business Officer
650-900-4511
JColoma@corvuspharma.com

Media Contact:
Julie Normart, W2O Group
415-946-1087
jnormart@w2ogroup.com